EMPLOYMENT AGREEMENT

          AGREEMENT by and among American
International Group, Inc., a Delaware
corporation (the "Parent"), American
General Corporation, a Texas corporation
(the "Company"), and Robert M. Devlin (the
"Executive") dated as of the 11th day of May, 2001.

          Parent has determined that it is
in the best interests of Parent and the
Company and their respective shareholders to assure that the Company will have the continued services of the Executive following the merger (the "Merger") of the Company and Washington Acquisition
Corporation, a Texas corporation and a
wholly owned subsidiary of Parent ("Merger
Sub"), pursuant to the Agreement and Plan of Merger dated as of May 11th, 2001 (the
"Merger Agreement"), to provide the
surviving corporation after the Merger
with continuity of management. Pursuant to the terms of the Prior Agreement (as defined below), Executive would have had the right to terminate his employment upon consummation of the Merger. However,
Parent desires to retain the Executive's continued services pursuant to the terms of this Agreement. Therefore, in order to accomplish these objectives, Parent, the
Company and the Executive agree as
follows:

          NOW, THEREFORE, IT IS HEREBY
AGREED AS FOLLOWS:

     1.   Effective Date. The "Effective Date"
shall mean the "Effective Date" (as
defined in the Merger Agreement) of the
Merger. This Agreement shall be and become effective on the Effective Date. If the Effective Date does not occur on or before February 28, 2002 or if the Merger
Agreement is earlier terminated in
accordance with its terms, then this
Agreement shall terminate automatically on
February 28, 2002 or on such earlier
Merger Agreement termination date and none of Parent, the Company or the Executive shall have any obligation to the other hereunder.

2.   Employment Period. Parent and the
Company hereby agree to employ the
Executive, and the Executive hereby agrees to serve Parent and continue to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary thereof (the "Employment Period").

3.   Terms of Employment.

          (a)  Position and Duties.

               (i)  During the Employment Period,
(A) the Executive shall serve as Vice Chairman of Parent and Chairman and Chief Executive
Officer of the Company, with the duties
and responsibilities assigned to him by
the Chief Executive Officer of Parent
consistent with such position and (B) the Executive's services shall be performed in Houston, Texas and New York, New York, as determined in good faith by the Executive to be necessary or appropriate for the reasonable performance of his duties hereunder; provided that for 2001, the Executive shall not be required to be in New York for more than 182 days during the calendar year (inclusive of periods prior to the Effective Date). As Chief Executive
Officer of the Company, all officers of
the Company (including, without
limitation, the Senior Vice Chairmen) will report to the Executive, and the Executive shall have responsibility over all business units reporting to any such officers at the Effective Date (except with respect to investments and administrative serv-ices (such human resources and legal, which shall report toother appropriate officers of Parent). The consumer finance business unit shall also report to an officer of Parent on a matrix basis. Effective as of the Effective Date, Parent shall recommend to Parent's board of directors (the "Parent Board") that the Executive be elected and thereafter be re-nominated as a member of the Parent Board and shall serve as a member of Parent
Board during his employment hereunder.

(ii) During the Employment Period, and
excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and Parent and to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment
Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company and Parent in accordance with this Agreement, and with respect to the activities described in clauses (A) and
(C) hereof subject to Parent's policies as in effect from time to time.

          (b)  Compensation.

               (i)  Initial Payment. On the
Effective Date, the Company shall pay to the Executive a lump sum payment of $16.5 million, which is equal to the cash payment that the Executive would have been entitled to receive pursuant to Section
8(c)(iii) (the "Cash Severance") of the
Employment Agreement between the Company and the Executive dated as of February 1, 1998, as amended (the "Prior Agreement"), had he been terminated by the Company without "cause" (as defined therein) upon the Effective Date. In addition, on the Effective Date, the Company shall pay to the insurance company which has issued the policy which is the subject of the Split-
Dollar Agreement between the Executive and the Company, dated as of May 15, 1998, as amended (the "Split-Dollar Agreement"), the amount necessary to satisfy the Company's obligations to make all premium payments that the Company would have been required to make for the remaining portion of the "Premium Payment Period" (as defined in the Split-Dollar Agreement), pursuant to Paragraph 5(b) of the Split-
Dollar Agreement. The Executive shall also be entitled to an excise tax gross-up payment as set forth in Section 9 of the Prior Agreement solely with respect to the payments and benefits that the Executive was entitled to receive under the terms of the Prior Agreement, the Supplemental
Executive Retirement Agreement between the
Company and the Executive, dated as of
February 1, 1998, as amended (the "SERA") and the Split-Dollar Agreement
(collectively, the "Pre-Effective Date
Agreements") or with respect to the
vesting of or lapse of restrictions on, as a direct result of the Merger, compensation earned, benefits accrued or equity awards granted prior to the Effective Date (including, without limitation, benefits due and owing under the Pre-Effective Date Agreements and specifically incorporated herein). Except as set forth in the preceding sentence, in no event shall the Executive be entitled to an excise tax gross-up payment with respect to any amounts payable or benefits provided under the terms of this Agreement. The Executive acknowledges and agrees that in no event shall he be entitled to the payments or benefits under the Prior Agreement based upon a "Termination Deemed to Be after Change in
Control" (as described in the Prior
Agreement).

(ii) Base Salary. During the Employment
Period, the Executive shall receive an
annual base salary ("Annual Base Salary") of no less than the annual base salary in effect with respect to the Executive for calendar year 2001.

(iii)     Annual Bonus. For each calendar
year ending during the Employment Period, the Executive shall receive (or at his election pursuant to the deferred compensation plan of Parent or the Company
(if any) defer part or all of) an annual cash bonus at least equal to $4,500,000
(the "Annual Bonus") no later than January
31 of the following year, and the Annual
Bonus hereunder shall be in lieu of any
bonus amount (or portion thereof) payable to the Executive under any agreement or bonus plan of the Company, including without limitation, the Company
Performance-Based Plan for Executive
Officers with respect to the calendar year in which the Effective Date occurs, and the Executive hereby waives all right under any such agreements or plans. For the calendar year within which the Employment Period ends, the Executive shall receive no later than January 31 of the following year (or at his election pursuant to the applicable deferred compensation plan of Parent or the Company
(if any) defer part or all of) a bonus
which shall equal or exceed an amount
determined by multiplying $4,500,000 by a fraction the numerator of which shall be the number of days in such calendar year which were included in the Employment
Period and the denominator of which shall be 365.

(iv) Incentive Awards. At the time equity grants are made to other employees of the Company pursuant to the Merger Agreement, the Executive will be granted equity based awards with respect to the common stock of Parent (the "2001 Service Awards"), pursuant to the terms of the applicable
Parent plan as in effect from time to
time, that is equal in value to the value of all options (valued using a Black-
Scholes value of $10.00, after giving
effect to the stock split in 2001),
restricted shares and Performance Awards contained in a Performance Based
Restricted Stock/Restricted Share Unit
Award (valued using the fair market value of the Company's common stock on the date of grant) with respect to restricted share units and performance awards that were granted to the Executive by the Company on January 17, 2001, and with the ratio of the options, restricted shares and performance awards being the same as the ratio of the awards granted to the Executive on January 17, 2001. For purposes of the immediately preceding sentence, the value of the options in Parent's common stock shall be determined using the Black-Scholes valuation model, using assumptions established in manner consistent with the assumptions applied by Parent, consistent with past practices, in respect of stock option grants in 2001.
Any stock options on Parent common stock granted in connection with the 2001
Service Awards will have an exercise price equal to the fair market value of the Parent common stock subject thereto on the date of grant and, except as otherwise provided herein, shall vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Any restricted shares and Performance Awards granted in respect of Parent common stock shall have terms and conditions that are substantially comparable to those applied in respect of the 2001 awards made by the Company, provided that in no event shall the 2001
Service Awards vest upon the Executive's retirement or attainment of a specified age. In the event that the Executive receives any equity award grants (other than reload options) from the Company after the date hereof, the 2001 Service
Awards shall be reduced by the value of
any such awards (determined using a Black-
Scholes value with respect to options,
using assumptions established on a basis consistent with those applied by the Company in determining such Black-Scholes value in respect of the 2001 grants to the Executive, and the fair market value on the date of grant with respect to performance based or restricted stock awards).
(v)  Retirement Benefits. On the Effective
Date, the Executive shall be paid the
benefits payable to the Executive under
the SERA, which benefits shall be
calculated under the terms and conditions thereof (including without limitation, any enhanced service and age credits provided under Section 2.6 in respect of a termination of the Executive's employment following the occurrence of a Change of Control) as though the Executive's employment terminated on the Effective
Date without Cause and the Executive
elected to receive a lump sum distribution of such benefits, with any offset against such benefits related to the benefits payable to the Executive under any other retirement plan maintained by the Company based on the benefits accrued by the Executive thereunder as of the Effective
Date. From and after the Effective Date, the Executive shall not be entitled to accrue any additional benefit under the SERA. From and after the Effective Date, the Executive shall participate in the applicable retirement plans of Parent or the Company, whichever is available generally to the employees of the Company, as though no SERA benefit was accrued, provided that the Executive shall not become a participant in the Company's or Parent's Supplemental Executive Retirement
Plan and that in no event shall the
Executive be entitled to duplicate
benefits with respect to the same period of service. To the extent anything contained in this Section 3(b)(v) is inconsistent with the terms and conditions of the SERA, the SERA shall be deemed amended hereby.

(vi) Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs generally applicable to similarly situated executives of Parent or the Company, provided that, in no event shall the Executive be entitled to receive duplicate benefits with respect to the same period of service under any plans, practices, policies or programs of the Company and/or
Parent. Notwithstanding anything contained herein to the contrary, the Executive expressly understands and agrees that he will not initially be entitled to become a participant in the STARR International
Co., Inc. ("SICO") Deferred Compensation
Profit Participation Plan ("SICO Plan") or to become a stockholder in C.V. STARR &
Co., Inc. ("STARR"), but that following
the first anniversary of the Effective
Date, Parent will recommend to the Boards of Directors of SICO and STARR that the Executive be eligible to commence participation in the SICO Plan and to become a stockholder of STARR, consistent with similarly situated executives of
Parent. Any participation in the SICO Plan or STARR will require a mutually agreeable reduction in the other compensation payable or provided to the Executive, including without limitation the Base
Salary and the Annual Bonus, and such
reduction will be a condition to
participation in such plans and will in no event be deemed a breach of this Agreement. Any reduction in the compensation otherwise payable hereunder shall be agreed to, in writing, by the parties in advance of the time such reduction is to be effective, and such writing shall set forth, in reasonable detail sufficient for the Executive to understand, the compensation being provided in lieu thereof and all vesting and forfeiture provisions related thereto
(and other restrictions, if any, on the
ability of the Executive to access or
receive such compensation).

(vii)     Expenses. During the Employment
Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the
Executive in accordance with Parent's
policies.

(viii)    Perquisites. During the
Employment Period, the Executive shall be entitled to the same perquisites as were made available to him by the Company immediately prior to the Effective Date in accordance with the terms of the Prior
Agreement.

(ix) Vacation. During the Employment
Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of Parent as in effect with respect to the similarly situated executives of Parent.

(x)  Other Benefits From the Prior
Agreement. The Executive shall be provided with the medical and dental benefits described in Section 8(e)(i) of the Prior
Agreement, as though the Executive's
employment terminated under such Prior
Agreement without Cause on the Effective
Date, including, without limitation,
during his employment hereunder, if such benefits are more favorable to the Executive than those which would be available to him as an employee of Parent.
Parent shall indemnify the Executive
during his employment hereunder and
following the termination of the
Executive's employment hereunder, on the same basis as Parent indemnifies similarly situated executives of Parent. Upon and following any termination of the
Executive's employment with the Company
and Parent following the Effective Date, regardless of the reason, the Company shall provide the Executive with the life and accident benefits (excluding the split-dollar benefits) described in Section
8(c)(iv) of the Prior Agreement, the auto allowance described in Section 8(c)(vi) of the Prior Agreement, in any such case for the 36 months after his termination of employment. For purposes of the preceding sentence, the monthly amount of the car allowance shall be at least equal to the amount of the annual lease payment on the car made available to the Executive for his use immediately prior to the Effective
Date, divided by 12. Following the
Executive's termination of employment, the
Executive shall be provided the office
facilities described in 8(e)(iii) of the Prior Agreement in New York City (or such other city as the parties agree) until the date otherwise specified therein.

     4.   Termination of Employment.

          (a)  Death or Disability. The
Executive's employment shall terminate
automatically upon the Executive's death during the Employment Period. If the Company or Parent determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section
10(b) of this Agreement of its intention to terminate the Executive's employment.
In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability
Effective Date"), provided that, within
the 30 days after such receipt, the
Executive shall not have returned to
full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative.

(b)  With or Without Cause. The Company or
Parent may terminate the Executive's
employment during the Employment Period
with or without Cause. For purposes of
this Agreement, "Cause" shall mean:

      (i)  the continued failure of
the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by Parent that specifically identifies the manner in which Parent believes that the Executive has not substantially performed the
Executive's duties, or

(ii) the engaging by the Executive in
illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or one of its affiliates, or

(iii)     conviction of a felony or guilty
or nolo contendere plea by the Executive with respect thereto.

          Any act, or failure to act,
based upon authority given pursuant to a resolution duly adopted by the Parent
Board or upon the instructions of the
Chief Executive Officer of Parent or based upon the advice of counsel for Parent shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Any determination as to whether Cause exists under this Agreement shall be made by resolution of a majority of the members of the Parent Board
(excluding the Executive), after the
Executive has had the opportunity to
respond to such board in person (with the assistance of counsel) with respect to such acts or omissions as are alleged by Parent to constitute Cause, which acts and omissions shall be identified to the Executive in reasonable detail in writing within a reasonable period (but not less than the three business days) prior to time that the Executive has his hearing before the Parent Board.

          (c)  Good Reason. The Executive's
employment may be terminated by the
Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material breach by the Company or Parent of a material provision of this Agreement.
Without limiting the generality of the
foregoing, Parent and the Executive agree that any of the following would constitute a material breach of this Agreement by
Parent: (i) any reduction in the
Executive's base salary or annual bonus
(other than a reduction consented to by
the Executive in writing, including,
without limitation, any reduction
contemplated by Section 3(b)(vi)); (ii)
any failure, during the period after the Effective Date and during the Executive's employment with Parent and the Company during the Employment Period, to nominate or elect (or re-nominate or re-elect) the Executive as a member of the Parent Board;
(iii) any material adverse change (without his prior written consent) in the Executive's duties and responsibilities, or titles, as set forth in Section 3(a)(i) hereof; and (iv) any relocation of his principal place of employment without his prior written consent, other than for travel reasonably necessary in the performance of his duties hereunder.

(d)  Notice of Termination. Any
termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which
(i) indicates the specific termination
provision in this Agreement relied upon,
(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date

(which date shall be not more than thirty days after the giving of such notice). The failure by the Executive, the Company or Parent to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive, the Company or Parent, respectively, hereunder or preclude the Executive, the Company or Parent, respectively, from asserting such fact or circumstance in enforcing the Executive's, the Company's or Parent's rights hereunder.

(e)  Date of Termination. "Date of
Termination" means (i) if the Executive's employment is terminated by the Company or Parent for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be,
(ii) if the Executive's employment is
terminated by the Company or Parent other than for Cause or Disability, the Date of Termination shall be the date on which the Company or Parent notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective
Date, as the case may be.

     5.   Obligations of the Company upon
Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company or Parent shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

               (i)  the Company shall pay to the
Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A.   (1) the Executive's Annual Base
Salary through the Date of Termination to the extent not theretofore paid ("Accrued
Salary"), (2) the benefits described in
Section 3(b)(x) hereof and (3) any
benefits to which the Executive is
entitled under the terms and conditions of any applicable employee benefits plan, program or agreement (collectively, subclause (1)-(3) shall be referred to as the "Accrued Obligations"); and

B.   a lump sum amount equal to the
greater of (x) the severance under the
severance policy of Parent applicable to similarly situated executives of Parent, as in effect from time to time, and (y) the sum of the Executive's Annual Base
Salary and the Annual Bonus amount set
forth in Section 3(b)(iii); and

C.   a pro-rata portion of the Annual
Bonus payable to the Executive under
Section 3(b)(iii), which shall be
determined by multiplying such bonus by a fraction, the numerator of which is the number of days in the calendar year in which the Executive's date of termination occurs which have elapsed prior to such date of termination and the denominator of which is 365; and

D.   outplacement services for the
duration and of the nature described in
Section 8(c)(v) of the Prior Agreement;
and

         (ii) to the extent granted prior
to the Date of Termination, the 2001 Service
Awards shall vest immediately.

          (b)  Death. If the Executive's employment
is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the Accrued Obligations (to the extent applicable upon the Executive's death). Accrued Salary shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In addition, (i) to the extent granted prior to the Date of Termination, all of the 2001 Service Awards shall become fully vested and, to the extent applicable, exercisable for the maximum period allowable under the applicable plan for a termination due to death and (ii) the Executive's estate shall be entitled to the death benefits as in effect on the date of the Executive's death with respect to similarly situated executives of Parent
(including, without limitation, any rights to accelerated vesting and enhanced exercise periods applicable in respect of any equity awards made to the Executive in connection with his employment after the Effective Date (excluding the 2001 Service
Awards, which are addressed in subclause
(i)) that are generally available to
executive officers of Parent whose
employment has terminated for such reason under the terms of the plan, program or arrangement under which such awards have been made (the "Equity Enhancements")).

(c)  Disability. If the Executive's
employment is terminated by reason of the Executive's Disability during the
Employment Period, this Agreement shall
terminate without further obligations to the Executive, other than in respect of the Accrued Obligations. Accrued Salary shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, (i) to the extent granted prior to the Date of Termination, all of the 2001 Service
Awards shall become fully vested and, to the extent applicable, exercisable for the maximum period allowable under the applicable Parent plan for a termination due to disability and (ii) the Executive shall be entitled after the Disability
Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to similarly situated executives of Parent
(including, without limitation, the Equity
Enhancements).

(d)  Cause; Other than for Good Reason. If
the Executive's employment shall be
terminated for Cause or the Executive
terminates his employment without Good
Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations and the only duties, obligations and liabilities of the
Executive to the Company or Parent
thereafter shall be the restrictive
covenants set forth in Section 7 hereof.

     6.   Full Settlement. The Company's
obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or Parent may have against the Executive or others.

7.   Confidential Information;
Noncompetition; Nonsolicitation.

          (a)  The Executive shall hold in a
fiduciary capacity for the benefit of the Company and Parent all secret or confidential information, knowledge or data relating to the Company, Parent or any of their affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company, Parent or any of their affiliated companies and which shall not be or become public knowledge

(other than by acts by the Executive or
representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, Parent or any of their affiliated companies, the Executive shall not, without the prior written consent of Parent or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company, Parent or any of their affiliated companies and those designated by them.

(b)  The Executive agrees that until the
earlier of (i) the fourth anniversary of the Effective Date and (ii) the first anniversary of the Executive's termination of employment for any reason (the
"Restricted Period"), the Executive will not, without the written consent of Parent, engage in any business of, or enter the employ of, or have any interest in, directly or indirectly, any other person, firm, corporation or other entity engaged in a business that competes with, or provides services and/or products of a nature substantially similar to those provided by, the Company, Parent or their affiliates, with an office or facility in any geographic area in which the Company, Parent or their affiliates do business.
Nothing herein shall restrict the
Executive from owning 1% or less of the
outstanding securities of any corporation or other entity whose securities are listed on any national securities exchange or traded over-the-counter, if the
Executive has no other connection or
relationship with the issuer of such
securities.

(c)  During the Restricted Period, the
Executive will not, directly or
indirectly, on behalf of the Executive or any other person, solicit for employment or employ by other than the Company or Parent any person who, at any time during the six-month period immediately preceding the date of such solicitation, was an employee of the Company, Parent or any of their affiliates.

(d)  The Executive acknowledges and agrees
that due to the nature of the business in which the Company, Parent and their affiliates are engaged and because of the nature of the confidential information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company or Parent in the event the Executive breached any of the covenants of this Section 7 and that remedies at law
(such as monetary damages) for any breach of the Executive's obligations under this
Section 7 would be inadequate. The
Executive therefore agrees and consents
that, if the Executive commits any breach of a covenant under this Section 7 or threatens to commit any such breach, the Company and Parent shall have the right
(in addition to, and not in lieu of, any other right or remedy that may be available to each of them) to temporary and permanent injunctive relief from a court of competent jurisdiction. With respect to any provision of this Section 7 finally determined by a court of competent jurisdiction to be unenforceable, the
Executive, the Company and Parent hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination.

(e)  The provisions of this Section 7
shall remain in full force and effect
until the expiration of the period
specified therein, notwithstanding the
earlier termination of the Executive's
employment hereunder, the Employment
Period or this Agreement, provided that
the Effective Date has occurred.

     8.   Successors.

          (a)  This Agreement is personal to the
Executive and without the prior written
consent of the Company and Parent shall
not be assignable by the Executive
otherwise than by will or the laws of
descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)  This Agreement shall inure to the
benefit of and be binding upon the Company and Parent and their respective successors and assigns.

(c)  The Company and Parent will require
any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or Parent, as applicable, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and/or Parent would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" and "Parent" shall mean the Company and Parent as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. As used in this Agreement, the term "affiliated companies" and "affiliates" shall include any company controlled by, controlling or under common control with the Company.

     9.   Dispute Mechanism.

          (a)  Pre-Effective Date Agreements.
To the extent that there is any dispute between the parties with respect to any benefits payable hereunder which are due and payable under a Pre-Effective Date
Agreement (including, without limitation, the amounts payable under Sections 3(b)(i) and 3(b)(x), the SERA benefits payable under Section 3(b)(v) and the benefits payable or provided under Section
5(a)(i)(D)), such dispute shall be
resolved pursuant to the mechanism set
forth in Section 21 of the Prior
Agreement, which is incorporated by
reference herein and made a part hereof, and Parent shall be obligated to pay (or shall cause the Company to pay) the Executive's legal and arbitration fees and expenses as provided under Section 11 of the Prior Agreement, which is incorporated by reference herein and made a part hereof.

(b)  Benefits and Claims Not Related to
the Pre-Effective Date Agreements. To the extent that there is any dispute between the parties with respect to any benefits payable hereunder which are not due and payable under a Pre-Effective Date
Agreement (and therefore not subject to
the dispute mechanism set forth in Section
9(a) above), Parent shall be obligated to pay (or shall cause the Company to pay) the Executive's legal and arbitration fees and expenses related to such dispute in the event that the Executive prevails at arbitration or trial as to any material issue presented in such dispute.

     10.  Miscellaneous.

          (a)  This Agreement shall be governed
by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This
Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)  All notices and other communications
hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:     At the
most recent address on file at the Company


          If to the Company:

	American General Corporation
      2929 Allen Parkway
      Houston, Texas 77019
      Attention: General Counsel

          Copy to Parent:

	American International Group, Inc.
      70 Pine Street
      New York, New York 10270
      Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c)  The Company's obligations (i) to
provide the Executive with benefits and
compensation pursuant to Section 5, (ii) to pay any gross-up payment required to be paid under Section 3(b)(i), and (iii) to pay any amount not previously paid (and required to be paid hereunder ) in respect of any Pre-Effective Date Agreement shall survive the termination of the Executive's employment hereunder, the Employment
Period or this Agreement, provided that
the Effective Date has occurred.

          (d)  The invalidity or unenforceability of
any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)  None of the benefits provided to the
Executive under any of the Pre-Effective
Date Agreements or under Section 5 hereof shall be subject to any mitigation or offset, except as may otherwise be expressly provided hereunder.
(f)  The Company or Parent may withhold
from any amounts payable under this
Agreement such Federal, state, local or
foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) The Executive's or the Company's or
Parent's failure to insist upon strict
compliance with any provision of this
Agreement or the failure to assert any
right the Executive, the Company or Parent may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)  From and after the Effective Date,
this Agreement shall supersede and
terminate the Prior Agreement and any
amendments thereto, except to the extent that any of the benefits made available under the Prior Agreement or any of the other provisions of the Prior Agreement are expressly intended to continue under the terms of this Agreement. From and after the Effective Date, the SERA and the Split-Dollar Agreement shall be amended in accordance with the terms hereof, and, upon satisfaction of the Company's obligations as set forth herein, the Company and Parent shall have no further obligations under such agreements.

          IN WITNESS WHEREOF, the
Executive has hereunto set the Executive's hand and, pursuant to the authorization from their respective Boards of Directors, each of the Company and Parent has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



/s/Robert M. Devlin
ROBERT M. DEVLIN



AMERICAN GENERAL CORPORATION


By	/s/ Mark S. Berg
Name:	MARK S. BERG
Title:Executive Vice President, General
Counsel and Corporate Secretary



AMERICAN INTERNATIONAL GROUP, INC.


By	/s/ Ernest T. Patrikis
Name:	ERNEST T. PATRIKIS
Title:Senior Vice President and General Counsel